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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RLJ LODGING TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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March 28, 2017

Dear Fellow Shareholders:

        You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust, which will be held at the Bethesda Residence Inn, 7335 Wisconsin Ave, Bethesda, MD 20814, on Friday, April 28, 2017, at 11:30 a.m. Eastern Time.

        At the Annual Meeting, you will be asked to (i) elect seven trustees; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; (iii) approve (on a non-binding basis) the compensation of our named executive officers; and (iv) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The accompanying Proxy Statement provides a detailed description of these proposals.

        To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2017 Proxy Statement and our 2016 Annual Report to Shareholders, which includes our audited financial statements. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the Annual Meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.

        On behalf of our Board of Trustees and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on April 28.

Sincerely,
Ross H. Bierkan President, Chief Executive Officer and Chief Investment Officer	Robert L. Johnson Executive Chairman

RLJ LODGING TRUST
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 28, 2017

        NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust will be held at the Bethesda Residence Inn, 7335 Wisconsin Ave, Bethesda, MD 20814 on Friday, April 28, 2017, at 11:30 a.m. Eastern Time, for the following purposes:

  (1)
  to elect the seven trustees named in the Proxy Statement;

  (2)
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

  (3)
  to approve (on a non-binding basis) the compensation of our named executive officers; and

  (4)
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

        The Board of Trustees has fixed the close of business on Thursday, March 16, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

        This notice and the enclosed Proxy Statement are first being made available to our shareholders on or about March 28, 2017.

By Order of the Board of Trustees,
Anita Cooke Wells Corporate Secretary and Senior Vice President
Bethesda, Maryland March 28, 2017

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

RLJ LODGING TRUST

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 28, 2017.

This Proxy Statement, our 2016 Annual Report to Shareholders and
our Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.rljlodgingtrust.com/meeting.html

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

        This Proxy Statement contains information related to the solicitation of proxies for use at our 2017 annual meeting of shareholders, to be held at the Bethesda Residence Inn, 7335 Wisconsin Ave, Bethesda, MD 20814, on Friday, April 28, 2017, at 11:30 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by RLJ Lodging Trust on behalf of our Board of Trustees, or the Board. "We," "our," "us," and the "Company" refer to RLJ Lodging Trust. This Proxy Statement, the enclosed proxy card and our 2016 Annual Report to Shareholders are first being mailed to shareholders beginning on or about March 28, 2017.

What am I being asked to vote on?

        You are being asked to vote on the following proposals:

  •
  Proposal 1 (Election of Trustees):  The election of the seven trustee nominees named in this Proxy Statement, each for a term expiring at the 2018 annual meeting of shareholders;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  An advisory (non-binding) vote to approve the compensation of our named executive officers, which is commonly referred to as "Say-On-Pay".

What are the Board's voting recommendations?

        The Board recommends that you vote as follows:

  •
  Proposal 1 (Election of Trustees):  "FOR" each of the Board's nominees for election as trustees;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  "FOR" the advisory (non-binding) "Say-On-Pay" vote to approve the compensation of our named executive officers.

Who is entitled to vote at the annual meeting?

        Only holders of record of our common shares at the close of business on March 16, 2017, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

        Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

        All holders of our common shares at the close of business on March 16, 2017, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For directions to the annual meeting of shareholders, contact Investor Relations at 301-280-7774.

        Please also note that if you are the beneficial owner of shares held in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 16, 2017.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  •
  Shareholder of record.  If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by us.

  •
  Beneficial owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record.

What will constitute a quorum at the annual meeting?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 16, 2017 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the March 16, 2017 record date, there were 124,607,620 common shares outstanding.

What are broker non-votes?

        Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed "routine" by the New York Stock Exchange (the "NYSE"), the exchange on which our common shares are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called "broker non-vote."

        Proposal 2 (Ratification of PricewaterhouseCoopers LLP) is the only proposal that is considered "routine" under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 even if the broker does not receive voting instructions from you.

        Under NYSE rules, Proposals 1 and 3 (election of trustees and Say-On-Pay) are considered non-routine. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of these proposals.

How many votes are needed for the proposals to pass?

        The proposals to be voted on at the annual meeting have the following voting requirements:

  •
  Proposal 1 (Election of Trustees):  Under our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. For purposes of the election of trustees, abstentions and broker non-votes will not be counted as votes cast for or against a nominee's election and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. There is no cumulative voting in the election of trustees.

    If an incumbent trustee fails to be re-elected by a majority of votes cast, that trustee is required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017, which is considered a routine matter. For purposes of the vote on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  The affirmative vote of a majority of the votes cast is required for approval of the advisory (non-binding) vote to approve the compensation of our named executive officers. For purposes of the vote on Say-On-Pay, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Will any other matters be voted on?

        As of the date of this Proxy Statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

        If you are a shareholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope. If you are a beneficial owner and your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

If I plan to attend the annual meeting, should I still vote by proxy?

        Yes. Voting in advance does not affect your right to attend the annual meeting. If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

How are proxy card votes counted?

        If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: "FOR" the election of all nominees for our Board of Trustees named in this Proxy Statement; "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and "FOR" the advisory (non-binding) "Say-On-Pay" vote to approve the compensation of our named executive officers; and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

        Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons' out-of-pocket expenses.

        You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Trustees

        Our Board of Trustees is currently comprised of seven trustees, all of whom have terms expiring at the 2017 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are "independent" trustees under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the "SEC"): Evan Bayh, Arthur Collins, Nathaniel A. Davis, Robert M. La Forgia and Glenda G. McNeal.

        The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees. Under these circumstances, the Board of Trustees may also, as permitted by our bylaws, decrease the size of our Board of Trustees.

  Nominees for Election for a One-Year Term Expiring at the 2018 Annual Meeting

        The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age(1)	Title
Robert L. Johnson	70	Executive Chairman of the Board of Trustees
Ross H. Bierkan	57	President, Chief Executive Officer, Chief Investment Officer and Trustee
Evan Bayh	61	Trustee
Arthur Collins	57	Trustee
Nathaniel A. Davis	63	Trustee
Robert M. La Forgia	58	Trustee
Glenda G. McNeal	56	Trustee

(1)
Age as of March 28, 2017.

        Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee.

        Robert L. Johnson has served as the Executive Chairman of our Board of Trustees since the formation of the Company in 2011. Prior to the formation of the Company, Mr. Johnson co-founded and served as the chairman of RLJ Development, LLC ("RLJ Development") and founded and currently serves as the chairman of The RLJ Companies, LLC ("RLJ Companies"), which owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, film production, gaming and automobile dealership industries. Prior to co-founding RLJ Development in 2000, he was founder and chairman of Black Entertainment Television, or BET. Mr. Johnson continued to serve as chief executive officer of BET until 2006 after its 2001 acquisition by Viacom Inc. He currently serves as the executive chairperson of RLJ Entertainment Inc. (NASDAQ: RLJE) and also serves on the boards of directors of KB Home (NYSE: KBH), Lowe's Companies, Inc. (NYSE: LOW) and Strayer Education, Inc. (NASDAQ: STRA). Mr. Johnson received his Bachelor of Arts degree from the University of Illinois and his Master of Public Administration degree from Princeton University.

        Our Board of Trustees determined that Mr. Johnson should serve on our Board of Trustees based on his experience as a successful business leader and entrepreneur, as well as his experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing.

        Ross H. Bierkan has served as the President, Chief Executive Officer and Chief Investment Officer of the Company and a member of our Board of Trustees since May 2016, following the resignation of the Company's prior President, Chief Executive Officer and trustee. Until his promotion, Mr. Bierkan had served as the Chief Investment Officer and Executive Vice President of the Company since the Company's formation in 2011. Prior to that, he was a principal and executive vice president of RLJ Development from 2000 until our initial public offering in 2011. In this capacity he was responsible for overseeing approximately $5.0 billion of real estate acquisitions. Previously, Mr. Bierkan was an original member of The Plasencia Group, a hospitality transaction and consulting group, and from 1993 to 2000 served as its vice president. Prior to joining The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage firm. From 1982 to 1988, he held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites). Mr. Bierkan also serves on the owner advisory council for Hyatt House Hotels and as President of the advisory council for Springhill Suites by Marriott. He is on the board of directors of the American Hotel & Lodging Association and is a member of the ULI Hotel Development Council. Mr. Bierkan received his Bachelor of Arts degree from Duke University.

        Our Board of Trustees determined that Mr. Bierkan should serve on our Board of Trustees based on his extensive knowledge of the Company and his experience and relationships in the lodging industry.

        Evan Bayh has served as one of our trustees and as chairman of our Nominating and Corporate Governance Committee since our initial public offering in May 2011. Since 2011, Senator Bayh has been a partner at McGuireWoods LLC, a global diversified law firm, and a senior advisor at Apollo Global Management, a leading global alternative asset management firm. From 1999 through 2010, Senator Bayh was a member of the United States Senate, representing the state of Indiana. He served on six Committees—Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. He also chaired two subcommittees. From 1989 until 1997, Senator Bayh served as the Governor of Indiana. Senator Bayh currently serves on the boards of directors of Berry Plastics (NYSE: BERY), Marathon Petroleum (NYSE: MPC) and Fifth Third Bank (NASDAQ:FITB). Senator Bayh received a Bachelor's degree in Business Economics with honors from Indiana University and a Juris Doctor degree from the University of Virginia.

        Our Board of Trustees determined that Senator Bayh's experience as a former United States Senator and former Governor of Indiana, in addition to his breadth of management experience, adds valuable expertise to our Board of Trustees, especially with respect to regulatory and governance issues.

        Arthur Collins has served as one of our trustees since November 2016. Since 1989, Mr. Collins has been Managing Partner of theGROUP, a government relations and public affairs consulting firm that Mr. Collins founded. Mr. Collins currently serves as chairman of the board of trustees of Morehouse School of Medicine and as a member of the boards of trustees of The Brookings Institution and Meridian International Center. He has previously served as chairman of the board of trustees of Florida A&M University. Mr. Collins received his Bachelor's degree in Accounting and Finance from Florida A&M University and a doctor of humane letters from Florida A&M University.

        Our Board of Trustees determined that Mr. Collins should serve on our Board of Trustees due to his overall business acumen and experience, knowledge of and contacts in the business environment, expertise in governmental affairs and regulatory matters, personal qualities and ability to devote the time necessary to serving on the Board of Trustees. Further, our Board of Trustees believes that

Mr. Collins' government relations experience will be helpful in navigating and influencing the current governmental and regulatory landscape.

        Nathaniel A. Davis has served as one of our trustees and as chairman of our Compensation Committee since our initial public offering in May 2011. He also has served as our lead trustee since July 2016. Mr. Davis has served as the executive chairman of the board of directors of K12 Inc. (NYSE: LRN) since January 2013 and, from January 2014 to February 2016, he served as the chief executive officer of K12 Inc. Mr. Davis has served as managing director of RANDD Advisory Group, a business consulting group that advises venture capital, media, and technology firms and provides due diligence, business process improvement, sales process improvement, management development and business plan development services, since 2003. From 2006 through 2008, Mr. Davis was the chief executive officer and president of XM Satellite Radio, a leading broadcaster of satellite radio. He also was a member of the XM Satellite Radio board of directors from 1999 until 2008. Mr. Davis served as executive-in-residence of Columbia Capital, a venture capital firm, from 2003 until 2006. From 2000 to 2003, Mr. Davis was president, chief operating officer and a member of the board of directors of XO Communications, a telecommunications service provider. Prior to this, Mr. Davis served as executive vice president, network and technical service of Nextel Communications; as chief financial officer of MCI Telecommunications U.S.; and as president and chief operating officer of MCI Metro. Mr. Davis is a member of the board of directors of UNISYS (NYSE: UIS), a systems integration company and previously was a board member of Charter Communications, a cable television operator. He received a Bachelor of Science degree in Engineering from the Stevens Institute of Technology, a Master of Science degree in Computer Science from the University of Pennsylvania and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania.

        Our Board of Trustees determined that Mr. Davis should serve on our Board of Trustees based on his extensive financial, operational and entrepreneurial experience. Our Board of Trustees also determined that Mr. Davis qualifies as an "audit committee financial expert."

        Robert M. La Forgia has served as one of our trustees and as the chairman of our Audit Committee since our initial public offering in May 2011. Currently, Mr. La Forgia is the principal of Apertor Hospitality, LLC, a national advisory and asset management services firm specializing in the hospitality and gaming industries, which he founded in August 2009. In March 2008, Mr. La Forgia joined The Atalon Group, a boutique turnaround management and advisory firm specializing in troubled real estate situations and served as executive vice president—finance of certain Atalon Group subsidiaries until July 2010. Prior to this, Mr. La Forgia held a number of leadership positions during his 26-year tenure at Hilton Hotels Corporation (currently Hilton Worldwide), a global hospitality firm. Mr. La Forgia served as the chief financial officer (and chief accounting officer) of Hilton Hotels Corporation from 2004 through 2008, first as a senior vice president and subsequently as executive vice president. From 1996 through 2004, he was senior vice president and controller of Hilton, and prior to this, he held a number of management positions within Hilton's corporate finance function. Mr. La Forgia received a Bachelor of Science degree in Accounting from Providence College and a Master of Business Administration degree from the Anderson School of Management at the University of California, Los Angeles.

        Our Board of Trustees determined that Mr. La Forgia should serve on our Board of Trustees based on his significant experience in the critical areas of accounting, finance, real estate, capital markets and hospitality, primarily at a publicly-held company. Our Board of Trustees also determined that Mr. La Forgia qualifies as an "audit committee financial expert."

        Glenda G. McNeal has served as one of our trustees since our initial public offering in May 2011. Since 1989, Ms. McNeal has worked for the American Express Company (NYSE: AXP), a global payments, network, credit card and travel services company, where she serves as executive vice president and general manager of the Global Client Group in Global Merchant Services and head of the Strategic Partnerships Group. In these roles, she is responsible for managing the largest global relationships and negotiating strategic partnerships for the American Express Company. Ms. McNeal was employed by Salomon Brothers, Inc. from 1987 until 1989 and began her career with Arthur Andersen, LLP in 1982. She serves on the boards of directors of United States Steel Corporation (NYSE: X), an integrated steel producer with major production operations in the United States, Canada and Central Europe, and the American Hotel & Lodging Association. Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and a Master of Business Administration degree in Finance from the Wharton School of Business, University of Pennsylvania.

        Our Board of Trustees determined that Ms. McNeal should serve on our Board of Trustees based on her background in financial management, finance, accounting, credit card services and travel-related businesses.

  Vote Required and Recommendation

        Under our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee's election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

        If an incumbent trustee fails to be re-elected by a majority of votes cast, that trustee is required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES SET FORTH ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of our Board of Trustees, which is composed entirely of independent trustees, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee's selection of our independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Vote Required and Recommendation

        The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. For purposes of approving Proposal 2, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders' best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2017.

  Relationship with Independent Registered Public Accounting Firm

        Our consolidated financial statements for the year ended December 31, 2016 have been audited by PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for that year.

        The following summarizes the fees billed by PricewaterhouseCoopers LLP for services performed for the years ended December 31, 2016 and 2015:

	Year Ended December 31, 2016		Year Ended December 31, 2015
Audit Fees	$1,361,572	(1)	$1,470,813	(1)
Audit-Related Fees	—		—
Tax Fees	$280,000	(2)	$280,000	(2)
All Other Fees	—		—

Total	$1,641,572		$1,750,813

(1)
Audit fees for 2016 and 2015 include fees for services rendered for the audit of our consolidated financial statements and the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and other services related to SEC matters.

(2)
Tax fees for 2016 and 2015 include fees for preparation of tax returns, general tax consulting and compliance with U.S. federal income tax laws applicable to REITs.

  Pre-Approval Policies and Procedures

        The Audit Committee's policy is to review and pre-approve, either pursuant to the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company's independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate in any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit.

Proposal 3: Non-Binding Advisory Vote to Approve Named Executive Officer Compensation

        We are providing our shareholders an annual opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution set forth below. This vote, pursuant to Section 14A of the Exchange Act and commonly referred to as "Say-On-Pay," is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. Our current policy is to provide our shareholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of shareholders. It is expected that the next advisory (non-binding) vote to approve executive compensation will be held at the 2018 annual meeting of shareholders.

        We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position our Company for long-term success.

        For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote "FOR" the following resolution:

    "RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement."

  Vote Required and Recommendation

        The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company's named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

        Our corporate governance is structured in a manner that our Board of Trustees believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

  •
  our Board of Trustees currently has seven trustees, a majority (five) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC;

  •
  two of our trustees qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we have adopted a majority voting standard for the election of trustees in uncontested elections;

  •
  we have adopted amendments to our Declaration of Trust and bylaws to allow shareholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter;

  •
  we have opted out of all of the provisions of Title 3, Subtitle 6 (the "Business Combination Act") of the Maryland General Corporation Law (the "MGCL"), Title 3, Subtitle 7 of the MGCL (the "Control Shares Acquisition Act") and Title 3, Subtitle 8 of the MGCL (the "Unsolicited Takeover Act") , and we may not opt back in to any of these provisions without shareholder approval by a majority of votes cast on the matter; and

  •
  we do not have a shareholders rights plan.

        Although we have opted out of the Unsolicited Takeover Act, we note that, pursuant to provisions in our Declaration of Trust and bylaws unrelated to the Unsolicited Takeover Act, we currently (1) require, unless called by the Executive Chairman or Chairman of the Board of Trustees, Chief Executive Officer, President or a majority of our trustees, the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at a meeting to call a special meeting, and (2) provide that trustees may only be removed for cause and then only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of trustees. In addition, provisions in our Declaration of Trust and bylaws provide that the number of trustees may be determined by our Board of Trustees and that our trustees may fill vacancies on our Board of Trustees and, therefore, pursuant to provisions in the MGCL, shareholders do not have the authority to determine the number of trustees on our Board of Trustees or to fill vacancies on the Board of Trustees other than vacancies resulting from the removal of a trustee. By opting out of the Unsolicited Takeover Act and requiring shareholder approval to opt back in, we are prohibited from utilizing the anti-takeover provisions of the Unsolicited Takeover Act, without first receiving the approval of a majority of shareholders casting votes on the matter.

Corporate Governance Guidelines

        Our Board of Trustees has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:

  •
  the responsibilities and qualifications of trustees, including trustee independence;

  •
  the responsibilities, composition and functioning of Board committees;

  •
  the appointment and role of the lead trustee;

  •
  principles of trustee compensation; and

  •
  review of management succession.

        Our Corporate Governance guidelines are subject to periodic review by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

        Our Board of Trustees has adopted and maintains a Code of Business Conduct and Ethics that applies to our officers (including our President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and Chief Accounting Officer), trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the honest and ethical handling of actual or potential conflicts of interest between personal and professional relationships;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  full, fair, accurate, timely and understandable disclosure in the reports we file with or submit to the SEC and in other public communications;

  •
  fair dealing with our customers, suppliers, consultants, competitors, employees and other persons with whom we interact;

  •
  prompt internal reporting of violations of the Code of Business Conduct and Ethics to appropriate persons; and

  •
  accountability for adherence to the Code of Business Conduct and Ethics.

        Any waiver of, or amendments to, the Code of Business Conduct and Ethics that apply to our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of the Board of Trustees comprised solely of independent trustees or a majority of our independent trustees. Any waivers will be disclosed promptly. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and Chief Accounting Officer by posting such information on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

Availability of Corporate Governance Materials

        Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.rljlodgingtrust.com, and these documents are available in print to any shareholder who sends a written request to such effect to Investor Relations, RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Independence of Trustees

        NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as "independent" unless the Board of Trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company).

        The Board currently has seven trustees, a majority (five) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following trustees is independent under these standards: Evan Bayh, Arthur Collins, Nathaniel A. Davis, Robert M. La Forgia and Glenda G. McNeal. Robert L. Johnson and Ross H. Bierkan are not independent as they are executive officers of the Company.

Board Leadership Structure

  Separate Chairman and Chief Executive Officer Positions

        Since the formation of our Company, the roles of Executive Chairman and Chief Executive Officer have been held by different individuals; Robert L. Johnson serves as Executive Chairman and Thomas J. Baltimore, Jr., (through May 2016) and Ross H Bierkan (from May 2016 until the present) have served as Chief Executive Officer. Mr. Johnson and Mr. Bierkan both are considered executive officers of the Company. The separation of the roles of Chairman and Chief Executive Officer allows Messrs. Johnson and Bierkan to have leadership roles on the executive management team, which our Board of Trustees believes is important in light of their respective roles with our predecessor entities, their knowledge of the Company and their extensive experience in the lodging industry. Our Board of Trustees continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of both individuals. The Board of Trustees also believes having an Executive Chairman is useful as it ensures that Board leadership retains a close working relationship with management.

  Lead Trustee

        Our Board of Trustees believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent trustees and encourage independent Board leadership, the Board of Trustees also has established the position of lead trustee, which currently is held by Nathaniel A. Davis. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead trustee include, among others:

  •
  serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent trustees and (iii) interested third parties and the Board of Trustees;

  •
  presiding at executive sessions of the independent trustees;

  •
  serving as the focal point of communication to the Board of Trustees regarding management plans and initiatives;

  •
  ensuring that the line between Board of Trustees oversight and management operations is respected;

  •
  providing the medium for informal dialogue with and between independent trustees, allowing for free and open communication within that group; and

  •
  serving as the communication conduit for third parties who wish to communicate with the Board of Trustees.

        Our lead trustee will be selected on an annual basis by a majority of independent trustees then serving on the Board.

Board Oversight of Risk Management

        One of our Board's most important roles is to oversee various risks that we may face from time to time. While the full Board of Trustees has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. Our Board of Trustees uses its committees to assist in its risk oversight function as follows:

  •
  Audit Committee—the Audit Committee's responsibilities include, among others, oversight relating to the integrity of our financial statements and financial reporting process; compliance with financial, legal and regulatory requirements; the performance of our internal audit function; and our overall risk profile;

  •
  Compensation Committee—the Compensation Committee's responsibilities include, among others, oversight of risks related to our compensation practices and plans to ensure that such practices and plans (i) are designed with an appropriate balance of risk and reward in relation to our overall business strategy and (ii) do not encourage excessive or unnecessary risk-taking behavior; and

  •
  Nominating and Corporate Governance Committee—the Nominating and Corporate Governance Committee's responsibilities include, among others, oversight of the general operations of the Board; the Company's compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and corporate governance-related risk.

The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee's members, makes this an appropriate structure to effectively monitor the risks discussed above.

        An important feature of the Board's risk oversight function is to receive periodic updates from its committees, as appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, due to their executive management positions, Messrs. Johnson and Bierkan frequently communicate with other members of our management and periodically update the Board on the important aspects of the Company's day-to-day operations. The Board also receives periodic updates from members of senior management regarding financial risks, legal and regulatory developments, and policies and mitigation plans intended to address the related financial and legal risks.

Board and Committee Meetings

        During the year ended December 31, 2016, the Board of Trustees met six times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our Corporate Governance Guidelines, trustees are expected to attend the Company's annual meetings of shareholders. All trustees attended the 2016 annual meeting of shareholders. Meeting attendance by all trustees serving during 2016 was 98%.

Board Committees

        The Board of Trustees has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are "independent" of the Company as that term is defined in the NYSE's listing standards.

        The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evan Bayh		X	X (Chair)
Arthur Collins		X	X
Nathaniel A. Davis*	X	X (Chair)	X
Robert M. La Forgia*	X (Chair)		X
Glenda G. McNeal	X		X

*
Audit committee financial expert

  Audit Committee

        Our Audit Committee is comprised of Messrs. Davis and La Forgia and Ms. McNeal, with Mr. La Forgia serving as its chairperson. The principal functions of our Audit Committee include oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the review of all related party transactions in accordance with our related party transactions policy;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual Proxy Statement.

        Our Audit Committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules and regulations of the SEC, all as in effect from time to time. Our Board of Trustees has determined that all of the members of the Audit Committee meet the foregoing requirements. Our Board of Trustees also has determined that Mr. La Forgia and Mr. Davis are "audit committee financial experts," as defined by the applicable SEC regulations and NYSE corporate governance listing standards, and each has accounting or related financial management expertise.

        During the year ended December 31, 2016, the Audit Committee met five times, including telephonic meetings.

  Compensation Committee

        Our Compensation Committee is comprised of Messrs. Bayh, Collins and Davis, with Mr. Davis serving as its chairperson. The principal functions of our Compensation Committee include:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives, and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive and equity-based compensation plans;

  •
  determining the number of restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our Proxy Statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual Proxy Statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

        During the year ended December 31, 2016, the Compensation Committee met seven times, including telephonic meetings.

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is comprised of Messrs. Bayh, Collins, Davis and La Forgia and Ms. McNeal, with Senator Bayh serving as its chairperson. The principal functions of our Nominating and Corporate Governance Committee include:

  •
  identifying and recommending to the Board of Trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

  •
  implementing and monitoring our Corporate Governance Guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of our Board of Trustees, including board size and composition, and committee composition and structure;

  •
  recommending to our Board of Trustees nominees for each committee of our Board of Trustees;

  •
  facilitating the annual assessment of our Board of Trustees' performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our Board of Trustees' evaluation of management.

        During the year ended December 31, 2016, the Nominating and Corporate Governance Committee met five times, including telephonic meetings.

Executive Sessions of Non-Management Trustees

        Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by sending written correspondence to the "Lead Trustee" c/o the Corporate Secretary of RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Trustees.

Trustee Selection Process

        Our Corporate Governance Guidelines set forth minimum standards to be used in considering potential trustee candidates to further the Company's goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. Pursuant to our Corporate Governance Guidelines, candidates for trustee must possess, at a minimum:

  •
  high integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  a willingness and ability to devote adequate time and resources to diligently perform Board duties;

  •
  appropriate and relevant business experience and acumen; and

  •
  a reputation, both personal and professional, consistent with the image and reputation of the Company.

        In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also has approved a written policy regarding qualification and nomination of trustee candidates. Among other things, the policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Committee when evaluating a particular trustee candidate. These additional qualities and skills include, among others, the following:

  •
  whether the person possesses specific industry knowledge, expertise or contacts, including in the commercial real estate industry, and familiarity with general issues affecting the Company's business;

  •
  whether the person's nomination and election would enable the Board of Trustees to have a member that qualifies as an "audit committee financial expert" as such term is defined by the SEC;

  •
  whether the person would qualify as an "independent" trustee under the NYSE's listing standards and our Corporate Governance Guidelines;

  •
  the importance of continuity of the existing composition of the Board of Trustees; and

  •
  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

        The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) other members of the Nominating and Corporate Governance Committee, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

        As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Corporate Governance Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee's process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements set forth in our bylaws have been followed.

        After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board's trustee nominees for shareholders to consider and vote upon at the shareholders' meeting.

Trustee Compensation

        The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. During the fiscal year ended December 31, 2016, annual compensation for non-employee trustees was based on the following schedule:

Annual Board Retainer	Annual Share Award	Annual Audit Committee Chair Retainer	Annual Compensation Committee Chair Retainer	Annual Nominating and Corporate Governance Committee Chair Retainer	Annual Lead Trustee Retainer
$75,000	$90,000	$15,000	$15,000	$10,000	$20,000

        Each non-employee trustee receives the annual base retainer for his or her services in cash (or, as discussed below, in common shares) in quarterly installments in conjunction with quarterly meetings of our Board of Trustees. In addition to the annual retainers, each non-employee trustee will receive an annual equity award of restricted shares with an aggregate value of $90,000, which will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our Board of Trustees. We also reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full Board of Trustees and committee meetings.

        Our non-employee trustees may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as a chairperson of any committee or for service as lead trustee) in the form of common shares. During 2016, Ms. McNeal and Mr. Ryan elected to receive all or a portion of their respective cash retainers in Company common shares.

        In addition, each of our non-employee trustees is entitled to receive an annual allowance of $3,000 for use at the Company's hotels. If a non-employee trustee does not use the allowance, the allowance is forfeited.

        The following table provides information on the compensation of our non-employee trustees for the fiscal year ended December 31, 2016. Messrs. Johnson and Bierkan received no separate compensation for their service as trustees of the Company. For information related to the compensation of Messrs. Johnson and Bierkan, please refer to "Compensation of Executive Officers—Summary Compensation Table."

  Trustee Compensation Table

        The table below sets forth the compensation paid to each individual who served as a non-employee member of our Board of Trustees in 2016:

Name	Fees Earned or Paid in Cash		Share Awards(1)		All Other Compensation		Total
Evan Bayh	$85,000		$89,997	(2)	$6,363	(5)	$181,360
Arthur Collins	$8,356		—		—		$8,356
Nathaniel A. Davis	$98,532		$89,997	(2)	$3,284	(6)	$191,813
Robert M. La Forgia	$90,000		$89,997	(2)	$4,817	(7)	$184,814
Glenda G. McNeal	$65,625		$99,355	(3)	$4,188	(8)	$169,168
Joseph Ryan(9)	$3,614	(10)	$137,492	(4)	$2,138	(11)	$143,244

(1)
With respect to each award, the grant date fair value is equal to the market value of the Company's common shares on the date of the award multiplied by the number of shares awarded.

(2)
Represents the aggregate 2016 grant date fair value of 4,155 restricted common shares issued to each of our non-employee trustees for service on the Board. The restricted common shares vest ratably on the first four quarterly anniversaries of the date of grant.

(3)
Represents the aggregate 2016 grant date fair value of (i) 4,155 restricted common shares issued to each of our non-employee trustees for service on the Board and (ii) 409 common shares that Ms. McNeal received in lieu of a portion of her annual Board retainer. The restricted common shares vest ratably on the first four quarterly anniversaries of the date of grant.

(4)
Represents the aggregate 2016 grant date fair value of (i) 4,155 restricted common shares issued to each of our non-employee trustees for service on the Board and (ii) 2,145 common shares that Mr. Ryan received in lieu of his annual Board retainer and lead trustee fees. The restricted common shares vest ratably on the first four quarterly anniversaries of the date of grant. Mr. Ryan resigned from the Board effective July 14, 2016 and forfeited 4,155 unvested restricted common shares.

(5)
Represents (i) $3,167 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $3,196 allowance used by Mr. Bayh to stay at the Company's hotels.

(6)
Represents (i) $3,167 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $117 allowance used by Mr. Davis to stay at the Company's hotels.

(7)
Represents (i) $3,167 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $1,650 allowance used by Mr. La Forgia to stay at the Company's hotels.

(8)
Represents (i) $3,167 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $1,021 allowance used by Ms. McNeal to stay at the Company's hotels.

(9)
Mr. Ryan resigned from the Board effective July 14, 2016.

(10)
Reflects prorated fees paid to Mr. Ryan through July 14, 2016.

(11)
Represents $2,138 in dividends paid on restricted common shares granted to our non-employee trustees.

Outstanding Share Awards as of December 31, 2016

        The following table provides certain information regarding unvested share awards outstanding as of the fiscal year ended December 31, 2016 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested(1) ($)
Evan Bayh	2,078	$50,890
Arthur Collins(2)	—	—
Nathaniel A. Davis	2,078	$50,890
Robert M. La Forgia	2,078	$50,890
Glenda G. McNeal	2,078	$50,890
Joseph Ryan(3)	—	—

(1)
Value based on $24.49 per share, which was the closing price of our common shares on the NYSE on December 30, 2016, the last trading day of 2016.

(2)
Mr. Collins joined the Board on November 21, 2016 and did not receive an award of restricted shares at that time.

(3)
Mr. Ryan resigned from the Board effective July 14, 2016. Upon his resignation, 4,155 common shares held by Mr. Ryan were forfeited.

  Vested Share Awards During 2016

        The table below sets forth the number of restricted shares that vested and the value realized upon vesting of such shares for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Vested During 2016 (#)	Market Value of Shares Realized on Vesting(1) ($)
Evan Bayh	3,626	$75,167
Arthur Collins(2)	—	—
Nathaniel A. Davis	3,626	$75,167
Robert M. La Forgia	3,626	$75,167
Glenda G. McNeal	3,626	$75,167
Joseph Ryan	1,549	$30,285

(1)
Represents the value of vested shares calculated by multiplying the number of vested shares by the prior day's closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(2)
Mr. Collins joined the Board on November 21, 2016 and did not receive an award of restricted shares at that time.

  Company Policies

  Share Ownership Guidelines

        We believe that equity ownership by our trustees and officers can help align their interests with our shareholders' interests. To that end, we have adopted formal share ownership guidelines applicable to all of our trustees and officers. On an annual basis, we report ownership status to our Compensation Committee and failure to satisfy the ownership levels, or show sustained progress towards meeting them, may result in payment to both trustees and officers of future compensation in the form of equity rather than cash.

        With respect to our officers, the guidelines require ownership of our shares, within five years of becoming an executive officer or from promotion to a new executive officer position, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
Chief Executive Officer	5x
Executive Chairman	5x
Chief Investment Officer and Chief Financial Officer	3x
Senior Vice Presidents	3x
Chief Accounting Officer and Vice Presidents	1x

        Once these requirements have been met, each executive is required to hold shares at this level as long as they remain in the position. With respect to our trustees, our share ownership guidelines require share ownership by our trustees of three times the annual cash retainer. Trustees must comply with the ownership requirement within five years of becoming a member of the Board and are required to hold shares at this level while serving as a trustee. With the exception of Arthur Collins, who was elected to the Board in November 2016, each of the trustees' and named executive officers' individual holdings of Company shares exceed the applicable multiple set forth in the share ownership guidelines.

  Clawback Policy

        The Company has in place a clawback policy to ensure that executives are not unduly enriched in the event of a financial restatement. If the Company is required to restate its financial results due to material non-compliance with financial reporting requirements that arise from misconduct, any individual (i) who knowingly engaged in misconduct; (ii) was grossly negligent in engaging in misconduct; (iii) knowingly failed to prevent such misconduct; or (iv) was grossly negligent in failing to prevent such misconduct, is required to reimburse the Company for payments received for any award that was earned or accrued in the twelve (12) month period after the incorrect financial report was filed with the SEC. In addition, in the case of any restatement of financial results, the Compensation Committee has the authority to (i) review cash and equity awards paid or awarded to executive officers during the restatement period and, if the award would have been lower based on the restatement, then (ii) to determine if an incremental portion of the award should be reimbursed to the Company by the executive officer.

  No Hedging in or Pledging of Company Shares

        Our insider trading policy prohibits our trustees and employees, including our named executive officers, from engaging in the following transactions: (i) trading in call or put options involving our securities and other derivative securities; (ii) engaging in short sales of our securities; (iii) holding our securities in a margin account; and (iv) pledging our securities to secure margins or other loans.

EXECUTIVE OFFICERS

        The following table sets forth information concerning our executive officers. Executive officers are elected annually by our Board of Trustees and serve at the Board's discretion.

Name	Age(1)	Title
Robert L. Johnson	70	Executive Chairman of the Board of Trustees
Ross H. Bierkan	57	President, Chief Executive Officer, Chief Investment Officer and Trustee
Leslie D. Hale	44	Chief Operating Officer, Chief Financial Officer and Executive Vice President

(1)
Age as of March 28, 2017.

        Set forth below are descriptions of the backgrounds of each of our executive officers, other than Robert L. Johnson and Ross H. Bierkan, whose backgrounds and positions are described above under "Proposals to be Voted On—Proposal 1: Election Of Trustees."

        Leslie D. Hale has served as the Chief Operating Officer, Chief Financial Officer and Executive Vice President of the Company since July 2016. Prior to this, Ms. Hale served as Chief Financial Officer, Treasurer and Executive Vice President of the Company since February 2013. Ms. Hale previously served as chief financial officer and senior vice president of real estate and finance of RLJ Development from 2007 until the formation of the Company, when she became the Company's chief financial officer, treasurer and senior vice president. She previously was the vice president of real estate and finance for RLJ Development from 2006 to September 2007 and director of real estate and finance from 2005 until her 2006 promotion. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp., including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration degree from Howard University and her Master of Business Administration degree from Harvard Business School. Ms. Hale serves on the board of directors of Macy's Inc. (NYSE: M) and is a member of the Howard University Board of Trustees.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee of our Board of Trustees is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers (the "NEOs") and describes how and why the Compensation Committee made its 2016 compensation decisions. Our NEOs for 2016 are as follows:

  •
  Robert L. Johnson—Executive Chairman;

  •
  Ross H. Bierkan—Chief Investment Officer and Executive Vice President (through May 11, 2016); thereafter President, Chief Executive Officer and Chief Investment Officer;

  •
  Leslie D. Hale—Chief Financial Officer, Treasurer and Executive Vice President (through July 28, 2016); thereafter Chief Operating Officer, Chief Financial Officer and Executive Vice President; and

  •
  Thomas J. Baltimore, Jr.—Former President and Chief Executive Officer (through May 11, 2016).

Executive Summary

        We believe that a primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that encourages prudent decision making and allows us to attract and retain the best executive talent. The Compensation Committee has adopted a compensation program designed to link financial and strategic results to executive rewards, reward favorable shareholder returns and enhance our competitive position within our segment of the hospitality industry. The Compensation Committee is committed to protecting the interests of shareholders by using fair and objective evaluation processes for our executives, prioritizing the creation of short-term and long-term shareholder value. The majority of each executive's compensation is tied directly to the achievement of pre-established individual and corporate goals, which we believe helps to ensure that the financial interests of our senior executives are aligned with those of our shareholders.

  2016 Business Highlights

        For 2016, our key Company performance achievements that the Compensation Committee took into account when setting compensation included the following:

  •
  We sold four hotel properties, including the Hilton Garden Inn New York/West 35th Street and the Hilton New York Fashion District for $285.8 million (in addition to the Holiday Inn Merrillville and SpringHill Suites Bakersfield for an aggregate sale price of $301.5 million);

  •
  We refinanced over $1.0 billion of debt, including a modified loan ($400.0 million) initially due in 2018, our unsecured revolving credit facility ($400.0 million), three Wells Fargo secured loans ($148.5 million) and a secured loan from PNC Bank ($85.0 million);

  •
  We repurchased 610,607 common shares for approximately $13.3 million at an average per share price of $21.73. Since we announced our share buyback program in 2015, we repurchased approximately 8.7 million shares for nearly $238.5 million; and

  •
  We declared cash dividends in 2016 of $1.32 per share for the year (consistent with 2015).

        Our total shareholder return ("TSR") has performed at the median of our peer companies and has outperformed the real estate investment trust ("REIT") market over both the longer five-year period and the shorter one-year period. Consistent with the Company's focus on creating long-term shareholder value, the Compensation Committee emphasizes our returns over the longer-term period while also being sensitive to short-term performance.

 Five-Year Total Shareholder Return from 12/31/11 through 12/31/16

	Total Shareholder Return
	1 Year	3 Year	5 Year
RLJ Lodging Trust	20.22%	16.34%	81.05%
Morgan Stanley REIT Index	8.60%	45.16%	75.17%
Peer Group Median(1)	20.22%	16.42%	81.05%

(1)
Represents our Executive Compensation Peer Group detailed on page 33 of this Proxy Statement.

  Management Team Reorganization

        Mr. Baltimore resigned as President, Chief Executive Officer and a member of the Board of Trustees, effective May 11, 2016. In connection with Mr. Baltimore's resignation, the Board of Trustees worked to solidify the management team in order to (i) seamlessly continue day-to-day operations, (ii) execute the long-term strategic business plan and goals of the Company and (iii) ensure a longer-term succession plan beyond just the Chief Executive Officer position. Accordingly, the Company's senior management team was reorganized as follows:

  •
  Mr. Johnson's responsibilities as Executive Chairman were expanded to assume a more active role in overseeing management, developing Company strategy and ensuring the day-to-day success of the business; and

  •
  On July 28, 2016, Mr. Bierkan and Ms. Hale were promoted to the permanent positions of President and Chief Executive Officer and Chief Operating Officer, respectively, and Mr. Bierkan was also elected to the Board of Trustees.

        In connection with the reorganization of the senior management team, corresponding compensation adjustments were made, which included one-time retention and promotion awards for Messrs. Johnson and Bierkan and Ms. Hale (discussed in more detail below).

  Consideration of Most Recent Say-on-Pay Vote

        We provide our shareholders an annual opportunity to indicate whether they support our compensation practices for our NEOs. As reported in the Company's Current Report on Form 8-K filed with the SEC on May 5, 2016, over 67% of the votes cast on the "say-on-pay" proposal were in favor of the advisory vote to approve our NEO compensation. Although a significant majority continued to support our executive compensation program, this level of support was a decline from the prior year's advisory votes. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee reviewed the compensation paid to executive officers and the Company's overall pay practices. Further, management solicited feedback from our 25 largest shareholders in an effort to further understand shareholder's views on the Company's executive compensation practices and ultimately spoke with investors holding more than 40% of the Company's outstanding shares.

        We learned from these discussions that our shareholders generally approve of the basic elements of and approach to our executive compensation program and support the pay-for-performance alignment we have consistently demonstrated. There were two main concerns vocalized by shareholders:

  •
  Shareholders were concerned that the severance payout basis used by the Company in our NEOs' employment agreements included the maximum grant date fair value of annual equity awards received by an executive officer. Accordingly, the Company executed new employment agreements with Messrs. Johnson and Bierkan and Ms. Hale that removed such equity payout provisions from the severance provisions.

  •
  Shareholders were supportive of ensuring that a meaningful portion of each NEO's compensation was tied to performance-based units that could be earned based on the Company's ability to generate superior absolute and relative shareholder returns when compared to our hospitality and other peer companies. Accordingly, the Company adopted a new performance-based equity award program under which payouts are based on satisfying both absolute and relative total shareholder return metrics.

        Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation) provides our shareholders the opportunity to cast an advisory vote on the compensation of our named executive officers as described in this Proxy Statement. Although this vote is non-binding, the Compensation Committee will continue to consider the results from this year's and future advisory votes on named executive officer compensation, as well as informal feedback from shareholders.

  2016 Executive Compensation Adjustments

        In consideration of our business results, the reorganization of our management team and feedback received from our shareholders, the following key changes were made to our executive compensation program (described in more detail under "Components of Executive Officer Compensation"):

Compensation Decision	Key Highlights	Key Decision-Making Factors
Renegotiated Employment Agreements

•

Extended the term of the contracts (by 5 years for the Executive Chairman, 2 years for the President/Chief Executive Officer and 4 years for the Chief Operating Officer/Chief Financial Officer)

•

Removed the right to receive three times the NEOs' restricted share award from the severance provisions

•

Increased base salaries to reflect new roles

•

Increased Mr. Bierkan's annual cash incentive potential target from 125% to 150% of his base salary

•

Granted promotional awards of $2,250,000 and $2,155,000, to Mr. Bierkan and Ms. Hale, respectively, composed 75% of time-based restricted shares and 25% of cash, with vesting for Mr. Bierkan in two annual installments, and for Ms. Hale in three annual installments, on the anniversary date of the awards, contingent upon their continued employment by the Company

•

Granted a retention award of $1,800,000 to Mr. Johnson of time-based restricted shares, vesting in three annual installments on the anniversary dates of the award and contingent upon his continued employment with the Company

•

Solidify the senior management team for the next several years

•

Attract and retain key talent

•

Provide appropriate promotional compensation adjustments based on market pay at peer companies and internal parity

•

Address shareholder feedback relating to the inclusion of equity awards in the severance payout basis

Compensation Decision	Key Highlights	Key Decision-Making Factors
Adopted a New Performance-Based Equity Award Program

•

The Compensation Committee adopted the 2016 Multi-Year Performance Plan on May 23, 2016

•

Performance units provide value to our NEOs only if the Company achieves significant absolute and relative TSR targets over the prospective three-year performance period

•

Relative TSR hurdle equal to the 50th percentile for the threshold payout and the 80th percentile for the maximum payout

•

Absolute TSR hurdle of 21% for the threshold payout and 42% for the maximum payout

•

The three-year performance program is anticipated to be awarded on an annual basis, with a new program based on substantially the same terms adopted for 2017

•

Address feedback related to ensuring that a meaningful portion of compensation relates to superior absolute and relative shareholder returns

•

Attract and retain key talent

•

General market pay and governance practices

•

Align management's interests with those of our shareholders

Approved 2016 Cash Bonuses and Equity Awards

•

Approved 2016 annual cash incentives based on the strategic hurdles that were established for 2016, which resulted in cash bonuses of $377,599, $664,802 and $500,902 to Mr. Johnson, Mr. Bierkan and Ms. Hale, respectively

•

Awarded annual performance equity grants allocated 50/50 between time-based restricted stock awards and the "target" value of the performance units (grants made in 2017 with respect to 2016 performance)

• Ensure pay-for-performance using formulaic bonus payouts • Market pay at peer companies • Align management's interests with those of our shareholders

Philosophy and Objectives of our Compensation Program

        We have designed our executive compensation program to achieve the following objectives:

  •
  be transparent and competitive with similarly situated publicly-traded REITs based on the Company's performance;

  •
  create the proper incentives for our executive management team to achieve corporate and individual performance objectives and maximize shareholder value over the long-term;

  •
  achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk taking; and

  •
  attract and retain talented executives from within and outside of the hospitality industry.

  Transparent and Competitive Compensation Program

        In pursuit of our compensation objectives, we have developed a transparent and straightforward performance-based compensation program, which currently consists of four elements:

  •
  Base Salary.  Base salary is set on the basis of assigned responsibilities and is reviewed periodically against market data;

  •
  Annual Cash Bonus Opportunity.  Executive officers are eligible to receive annual cash bonuses based upon the achievement of pre-established goals and objectives;

  •
  Annual Performance Equity Grants.  The Compensation Committee awards annual performance equity grants to ensure alignment with shareholders and as a retention tool, determined based on an assessment of the Company's overall corporate performance on both an absolute and relative basis to our peers; and

  •
  Multi-Year Performance Equity Grants.  The Compensation Committee awards multi-year performance equity grants to ensure alignment with shareholders' interests over a multi-year period and as a retention tool, which will only be earned by the recipients if the Company achieves certain defined relative and/or absolute total shareholder return targets over a prospective performance period.

        We review the competitive compensation practices for executives of other public hospitality REITs and other public REITs of similar size to the Company to ensure that our compensation program is competitive with the market. In establishing compensation for our executive management team, our Compensation Committee uses its judgment in aligning compensation with its assessment of performance on both an absolute and relative basis as compared to the competitive peer group. Accordingly, in years of superior performance compared to the competitive peer group, our executives may receive total compensation towards the higher end of the market range and in years of lagging performance compared to the competitive peer group, our executives may receive total compensation towards the lower end of the market range.

  Proper Incentives to Achieve Performance Objectives and Maximize Long-Term Shareholder Value

        Our compensation program is designed to tie a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position the Company for long-term success. Accordingly, the vast majority of our executives' total compensation is delivered through our annual cash bonus program, our multi-year performance equity program and our annual equity award program, and less than 30% of our named executive officers' total compensation is in the form of a guaranteed base salary.

        We believe that our annual cash bonus program encourages our executives to take prudent steps to achieve, and if possible exceed, our annual business plan, which we believe will increase shareholder value over the long-term. We have not guaranteed our executives any minimum cash bonus payments. As a result, in the event of poor individual and/or corporate performance in any year, the executives could receive no cash bonus for that year.

        The largest individual component of our executive officers' total compensation is equity compensation. We believe that approximately 40-50% of our executives' total annual compensation should be in the form of restricted shares or other long-term equity awards for the following reasons:

  •
  Equity awards help to ensure that a significant portion of each of our executives' net worth is tied to the value of our common shares, which we believe aligns the interests of our executives with those of our shareholders. We also believe that if we have superior long-term operating performance, our executives, through their equity compensation, will eventually receive above market compensation from dividends and capital appreciation in our common shares. Conversely, if we do not perform as well as our competitors, our executives' compensation will be below market over the long-term; and

  •
  We have designed our equity awards to be total shareholder return vehicles, rewarding our executive officers for both share price appreciation as well as the payment of dividends.

        As noted above in the discussion of the most recent Say-on-Pay vote, our Compensation Committee adopted a new performance based equity award program (the "2016 Multi-Year Performance Plan") in May 2016 to further align our NEOs' interests with those of our shareholders. This Plan was designed to provide value to our NEOs and other executives only to the extent that the Company achieved certain relative total shareholder return targets over the prospective three-year performance period. Additional information about the 2016 Multi-Year Performance Plan is described under "Components of Executive Officer Compensation—Equity Awards—2016 Multi-Year Performance Equity Award".

  Appropriate Balance between Risk and Reward

        Our Compensation Committee designed the compensation program to encourage our executives to prudently manage the Company for the long-term. The Compensation Committee believes the structure of our compensation program does not encourage unnecessary or excessive risk taking, as illustrated by the following features of the program:

  •
  We evaluate performance based on the achievement of a variety of business objectives and goals that we believe correlate to the long-term creation of shareholder value and that are affected by management decisions;

  •
  We provide a significant portion of each executive's annual compensation in the form of share-based compensation that will allow our executives to build sizable holdings of equity in the Company and align an appropriate portion of their personal wealth with our long-term performance. This share-based compensation includes restricted shares, which retain value even in a depressed market and provide executives with a baseline value that reduces the likelihood that executives will take excessive risks;

  •
  We structure our annual cash bonus program to provide for payouts once a minimum level of performance has been achieved, so that some compensation can be earned at levels below full target achievement rather than an "all-or-nothing" approach; and

  •
  We consider non-financial and other qualitative performance factors in determining actual compensation payouts.

  Attract and Retain Talented Executives

        We believe that the quality of our executive management team has been and continues to be a critical element of the success of our business. We have successfully attracted talented executives with significant experience in the hospitality and real estate industries who are highly motivated to achieve value for our shareholders. In order to continue to draw highly-skilled executives to our Company, we seek to maintain a competitive compensation program that can attract key talent from these and related industries. Our compensation program is also designed to retain our executives and motivate them to sustain a high level of performance over the long-term.

Compensation Review Process

  Role of the Compensation Committee

        Pursuant to the Compensation Committee's charter, the Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation policies and programs. The Compensation Committee, which consists of three independent trustees, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

  •
  Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

  •
  Evaluating the performance of our executive officers in light of these goals and objectives;

  •
  Evaluating the competitiveness of each executive officer's total compensation package; and

  •
  Approving any changes to our executives' total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities, and payouts and retention programs.

        The Compensation Committee is supported in its work by the Company's Senior Vice President, Administration and Corporate Secretary, her staff, and an executive compensation consultant, as described below. The Compensation Committee's charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

  Role of the Chief Executive Officer

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive positions, each year our Chief Executive Officer recommends the level of base salary increase (if any) and the annual cash bonuses and the annual equity incentive awards for our NEOs (other than the Chief Executive Officer) and other members of the senior management team. These recommendations are based upon our Chief Executive Officer's assessment of the Company's overall performance, each executive officer's individual performance (if applicable) and employee retention considerations. The Compensation Committee reviews our Chief Executive Officer's recommendations, and in its sole discretion, determines all executive officer compensation.

  Role of the Compensation Consultant

        The Compensation Committee has retained FTI Consulting, Inc. as its independent, third-party executive compensation consultant (the "Compensation Consultant"). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of the Compensation Consultant attends meetings of the Compensation Committee and communicates with the chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

        The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices, (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program, and (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance.

  Peer Group Analysis

        The Compensation Committee relies on compensation information as prepared by the Compensation Consultant to determine the competitive market for our executive officers, including the NEOs. The Compensation Committee uses compensation data compiled from a group of 14 publicly-traded REITs (the "Peer Group") selected using the following methodology:

  •
  In terms of size, should be comparable based on implied market capitalization and/or total enterprise value (approximately 1/2x the size to 2.5x the size of the Company (i.e., $2.6 billion)). The Company should be at the approximate median in terms of size;

  •
  Companies having a primary investment focus generally on the lodging/resorts sector of the real estate industry; and

  •
  Select Maryland-based REITs with whom the Company competes for talent.

        We believe the Peer Group represents the companies with which we currently compete for executive talent, and includes our principal business competitors. For 2016, the Peer Group consisted of the following companies:

• Apple Hospitality REIT, Inc.	• Host Hotels and Resorts, Inc.
• Ashford, Inc.	• Hyatt Hotels Corporation
• Chesapeake Lodging Trust	• LaSalle Hotel Properties
• Corporate Office Properties Trust	• Pebblebrook Hotel Trust
• Diamondrock Hospitality Company	• Ryman Hospitality Properties, Inc.
• Federal Realty Investment Trust	• Sunstone Hotel Investors, Inc.
• Gaming and Leisure Properties, Inc.	• Xenia Hotels and Resorts, Inc.

        In 2016, the Peer Group remained consistent with 2015 based on the Company's business model, assets and executive team members, with the exception of the addition of Apple Hospitality REIT, Inc. In addition to the aforementioned peer group, due to the limited number of REITs who, like us, separate the positions of Chairman of the Board and Chief Executive Officer, we also have created a selective Executive Chairman Peer Group (the "Executive Chairman Peer Group") for purposes of evaluating the compensation of Mr. Johnson. The Executive Chairman Peer Group consists of 12 equity REITs that have executives that function exclusively as Chairman of the Board and not also as Chief Executive Officer.

        To assess the competitiveness of our executive compensation program, we analyze Peer Group and Executive Chairman Peer Group proxy compensation data levels, as well as the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use. The Compensation Committee generally compares the compensation of each NEO in relation to both the median and the 75th percentile of the applicable peer group for similar positions.

In addition, the Compensation Committee also takes into account various factors, such as our performance within the applicable peer group, the scope of responsibilities for each individual executive, internal equity considerations, and any succession and retention considerations.

Components of Executive Officer Compensation

        The following is a summary of the elements and amounts of our compensation program for our NEOs in 2016. We entered into new employment agreements with our NEOs in 2016 to reflect their promotions and/or assumption of new duties and responsibilities following the resignation of former President and Chief Executive Officer Thomas J. Baltimore, Jr. on May 11, 2016. The NEOs will continue to be parties to such employment agreements for their respective terms or until such time as our Compensation Committee determines in its discretion that revisions to such employment agreements are advisable and the Company and the executive officers agree to the proposed revisions.

  Annual Base Salary

        Base salary is designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, the Compensation Committee considered each executive officer's role and responsibility, unique skills, future potential with our Company, salary levels for similar positions in our core markets and internal pay equity. During 2016, the Compensation Committee approved increases in the base salaries of each of our NEOs (other than Mr. Baltimore) in connection with their new employment agreements, assumption of new responsibilities and promotions in 2016.

        The annual base salaries of our NEOs as of December 31, 2016 (or, in the case of Mr. Baltimore, as of his resignation) are as follows:

Name	Base Salary
Robert L. Johnson	$500,000	(1)
Ross H. Bierkan	$700,000	(2)
Leslie D. Hale	$575,000	(3)
Thomas J. Baltimore, Jr.(4)	$901,500

(1)
Mr. Johnson's base salary increased from $405,746 to $500,000 on October 28, 2016 to reflect the assumption of new responsibilities and execution of a new employment agreement.

(2)
Mr. Bierkan's annual base salary increased from $519,985 to $700,000 on May 12, 2016 in connection with his promotion to President and Chief Executive Officer and execution of a new employment agreement.

(3)
Ms. Hale's annual base salary increased from $472,713 to $575,000 on May 12, 2016 in connection with her promotion to Chief Operating Officer and execution of a new employment agreement.

(4)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016.

  Annual Cash Bonus

        Our NEOs each have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance, and, with respect to Ms. Hale, to also encourage and reward individual achievement during the year. The Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the Peer Group and Executive Chairman Peer Group discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an award up or down.

  2016 Bonus Opportunity

        For 2016, Mr. Johnson's and Mr. Bierkan's annual incentive cash awards were based solely on corporate performance. With respect to Ms. Hale, 90% of her annual incentive cash awards were based on corporate performance, with the remaining 10% based on individual performance. The Compensation Committee established threshold, target, maximum and outperform annual incentive cash award levels (as a percentage of base salary) for our NEOs as follows:

	2016 Annual Incentive Cash Awards
Name	Threshold	Target	Maximum	Outperform
Robert L. Johnson	75%	125%	175%	225%
Ross H. Bierkan(1)	100%	150%	200%	250%
Leslie D. Hale	75%	125%	175%	225%
Thomas J. Baltimore, Jr.(2)	100%	150%	200%	250%

(1)
Mr. Bierkan's 2016 bonus potential was increased in connection with his promotion to President and Chief Executive Officer as indicated above. Previously, his bonus potential was 75% at threshold, 125% at target, 175% at maximum and 225% at outperform.

(2)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016.

  2016 Performance Goals

        The Compensation Committee adopted the performance goals for the 2016 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The following were the annual incentive cash award performance goals for 2016:

Performance Measures	Weighting	Threshold	Target	Maximum	Outperform	Actual Results(1)
Total Hotel EBITDA	50%	$413.6 million	$442.3 million	$453.5 million	$465.0 million	$416.3 million
REVPAR Increase	20%	2.00%	5.00%	6.25%	7.00%	0.90%
Net Debt to EBITDA	15%	4.50	4.25	4.00	3.75	3.60
Hotel EBITDA Margin	15%	35.00%	36.60%	37.50%	38.00%	36.00%

(1)
Results reflect ownership period of three hotels sold in the fourth quarter of 2016.

  2016 Bonus Amounts

        In determining the actual 2016 incentive cash award for our NEOs, the Compensation Committee considered the Company's performance and, in Ms. Hale's case only, her 2016 individual performance,

and determined that each NEO would receive an incentive cash awards at the threshold level. These amounts are as follows:

Name	2016 Actual Award
Robert L. Johnson	$377,599
Ross H. Bierkan	$664,802
Leslie D. Hale	$500,902
Thomas J. Baltimore, Jr.(1)	—

(1)
Pursuant to the Letter Agreement dated April 25, 2016 that we entered into with Mr. Baltimore regarding his resignation, Mr. Baltimore forfeited his rights to any unvested incentive awards as of May 11, 2016, the date of his resignation.

  Equity Awards

        We grant equity awards pursuant to our 2015 Equity Incentive Plan (previously, our 2011 Equity Incentive Plan). Equity incentive awards are designed to focus our executive officers and other employees on, and reward them for, achieving our long-term goals and enhancing shareholder value.

  Annual Equity Awards

        In determining annual equity awards, our Compensation Committee takes into account the Company's overall financial performance. The awards made under the 2015 Equity Incentive Plan in 2016 were granted to recognize such individuals' efforts on our behalf in connection with the Company's performance in 2015 and to provide a retention element to their compensation. More detail with respect to the equity awards granted in 2016 is provided in the table under "Compensation of Executive Officers—Grants of Plan-Based Awards."

        As part of our review of 2016 performance in February 2017, we made our annual performance equity grants. Each NEO's annual performance equity grants potential was increased in 2016 as a result of the NEOs' promotions and/or assumptions of additional responsibilities. The annual performance equity grant represents a time-based restricted share award that is based on a subjective review of the Company's performance, as well as the competitive pay of the Peer Group and the Executive Chairman Peer Group. The annual performance equity grants made in 2017 were as follows:

Name	Cash Value of 2017 Award
Robert L. Johnson	$800,000
Ross H. Bierkan	$1,550,000
Leslie D. Hale	$1,200,000

        These restricted share awards will vest ratably on each of the first 16 quarterly anniversaries of the date of grant, subject to the executive's continued employment. Because these awards for 2016 performance were made in 2017, pursuant to applicable SEC disclosure rules, such awards will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in our proxy statement for the 2018 annual meeting of shareholders, which reflects 2017 compensation.

  2016 Multi-Year Performance Equity Awards

        In order to further align the interests of our NEOs with those of our shareholders over a multi-year period, the Compensation Committee awarded performance units to each of our NEOs under the 2016 Multi-Year Performance Plan on May 23, 2016. Performance units awarded pursuant to the 2016 Multi-Year Performance Plan are earned and convert into restricted shares based on the Company's attainment of absolute and relative TSR hurdles. TSR is calculated to include both common share price appreciation and common share dividends paid during the applicable performance periods. The performance units vest over a four-year period, including three years of performance-based vesting (the "measurement period") plus an additional one year of time-based vesting.

        The awards granted pursuant to the 2016 Multi-Year Performance Plan are subject to two separate performance measurements, with 40% of the award (the "Absolute Award") based solely on the Company's TSR (the "Absolute TSR Component") and 60% of the award (the "Relative Award") measured by the Company's TSR (the "Relative TSR Component") relative to the peer group (the "Plan Peer Group") during the entire measurement period.

        The Absolute Award may be earned at a range of 25% to 150% of the Absolute Award if the Company achieves a TSR over the measurement period ranging from 21% TSR to 42% TSR, as described below. The percentage of the Absolute Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. For TSR performance below 21%, no portion of the Absolute Award will be earned.

Actual Three-Year Performance	Percentage of Absolute Award Earned
Threshold: 21% TSR	25%
Target: 36% TSR	100%
Maximum: 42% TSR	150%

        The Relative Award may be earned at a range of 25% to 150% of the Relative Award contingent on the Company's achieving TSR over the measurement period at specified percentiles of the peer group ranging from the 50th percentile to the 80th percentile, as described below. The percentage of the Relative Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. If the Company is below the 50th percentile of the Plan Peer Group at the end of the measurement period, no portion of the Relative Award will be earned.

Actual Three-Year Performance Compared to Peer Group	Percentage of Relative Award Earned
Threshold: 50th percentile	25%
Target: 70th percentile	100%
Maximum: 80th percentile	150%

        Our Compensation Committee has selected the following 16 companies as the Plan Peer Group against which our performance will be compared over the measurement period, which represent companies from the SNL U.S. REIT Hotel Index, modified to exclude micro-cap REITs:

• Apple Hospitality REIT, Inc.	• Hospitality Properties Trust
• Ashford Hospitality Prime, Inc.	• Host Hotels & Resorts, Inc.
• Ashford Hospitality Trust, Inc.	• LaSalle Hotel Properties
• Chatham Lodging Trust	• Pebblebrook Hotel Trust
• Chesapeake Lodging Trust	• Ryman Hospitality Properties, Inc.
• Diamondrock Hospitality Company	• Summit Hotel Properties, Inc.
• FelCor Lodging Trust Incorporated	• Sunstone Hotel Investors, Inc.
• Hersha Hospitality Trust	• Xenia Hotels and Resorts, Inc.

        The total target number of performance units the Company awarded to each of the NEOs in 2016 represents a smaller number of performance units than was awarded under the Company's prior long-term incentive plan, the 2012 Multi-Year Performance Plan, to reflect that the Company intends to make grants of long-term performance units on an annual basis. When the Absolute Award and Relative Award are aggregated at the end of the measurement period, our NEOs have the potential to earn the following numbers of restricted shares under the 2016 Multi-Year Performance Plan, based on the Company's performance level:

NEO	Threshold Performance	Target Performance	Maximum Performance
Robert L. Johnson	7,367	29,467	44,200
Ross H. Bierkan	12,617	50,467	75,700
Leslie D. Hale	11,117	44,467	66,700

        The restricted shares earned pursuant to the Absolute Award and Relative Award will vest 50% at the end of the three-year measurement period, and the remaining 50% will vest one year later. Our NEOs will not be entitled to receive any dividends prior to the date upon which the shares are earned. For any restricted shares issued at the end of the measurement period, our NEOs will be entitled to receive payment of an amount equal to all dividends that would have been paid if such restricted shares had been issued at the beginning of the measurement period.

  2016 Promotion/Retention Awards

        We made special one-time promotion and retention awards to our NEOs in 2016, in connection with renegotiating their employment agreements. We made a retention grant in the form of time-based restricted shares to Mr. Johnson, and promotion grants consisting of 75% time-based restricted shares and 25% cash to Mr. Bierkan and Ms. Hale. These one-time awards were intended to recognize and reward the NEOs for their promotions, or in the case of Mr. Johnson, the assumption of additional responsibilities. The promotion and retention awards are also intended to provide the NEOs with additional incentives to remain employed with us, as such awards will vest in three annual installments for Mr. Johnson and Ms. Hale, with vesting for Mr. Bierkan in two annual installments, subject to the NEOs' continued employment through the applicable vesting date.

NEO	Total Promotion/Retention Award	Cash Portion	Equity Portion
Robert L. Johnson	$1,800,000	—	$1,800,000
Ross H. Bierkan	$2,250,000	$562,500	$1,687,500
Leslie D. Hale	$2,155,000	$538,750	$1,616,250

  Retirement Savings Opportunities

        All full-time employees are able to participate in our 401(k) Retirement Savings Plan (the "401(k) Plan"). We provide the 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment. For calendar year 2016, we made a matching contribution of up to 4% of each participant's annual salary, determined by the individual's contribution and as restricted by the statutory limit.

  Health and Welfare Benefits

        We provide to all full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance plans.

Tax Limits on Executive Compensation

        Under Section 162(m) of the Internal Revenue Code we may not receive a federal income tax deduction for compensation paid to our chief executive officer or any of the three other most highly compensated executive officers (excluding our chief financial officer) to the extent that any of the persons receive more than $1 million in qualified non-performance-based compensation in any one year. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. Instead, although our Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Compensation Committee nevertheless reserves the right to structure compensation packages and awards in a manner that may exceed the limitation on the deduction imposed by Section 162(m).

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
NATHANIEL A. DAVIS (Chairman) SEN. EVAN BAYH ARTHUR COLLINS

        The Compensation Committee Report does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Trustees are Nathaniel A. Davis, Evan Bayh and Arthur Collins, each of whom is an independent trustee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee. Accordingly, during 2016 there were no interlocks with other companies within the meaning of the SEC's proxy rules.

COMPENSATION OF EXECUTIVE OFFICERS

        The following tables contain certain compensation information for each NEO. Our NEOs for 2016 consisted of the following people: Robert L. Johnson, our Executive Chairman; Ross H. Bierkan, our Chief Investment Officer and Executive Vice President (through May 11, 2016) and thereafter President and Chief Executive Officer; Leslie D. Hale, our Chief Financial Officer, Treasurer and Executive Vice President (through July 28, 2016) and thereafter Chief Operating Officer, Chief Financial Officer and Executive Vice President; and Thomas J. Baltimore, Jr., our former President and Chief Executive Officer (through May 11, 2016).

Summary Compensation Table

        The following table sets forth a summary of all compensation earned, awarded or paid to our NEOs in the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary		Share Awards		Non-Share Incentive Plan Compensation(7)	All Other Compensation(8)	Total
Robert L. Johnson
Executive Chairman	2016	$411,630	(1)	$2,778,772	(4)	$377,599	$—	$3,568,001
	2015	$392,016	(2)	$749,999	(5)	$346,000	$—	$1,488,015
	2014	$380,597	(3)	$749,987	(6)	$730,381	$—	$1,860,965
Ross H. Bierkan
President, Chief Executive Officer and Chief Investment Officer	2016	$592,467	(1)	$3,057,790	(4)	$664,802	$52,075	$4,367,134
	2015	$502,389	(2)	$949,975	(5)	$462,181	$43,632	$1,958,177
	2014	$487,755	(3)	$849,989	(6)	$903,688	$41,612	$2,283,044
Leslie D. Hale
Chief Operating Officer, Chief Financial Officer and Executive Vice President	2016	$513,038	(1)	$2,924,696	(4)	$500,902	$46,435	$3,985,071
	2015	$456,717	(2)	$949,975	(5)	$420,164	$43,992	$1,870,848
	2014	$443,415	(3)	$849,989	(6)	$821,534	$41,747	$2,156,685
Thomas J. Baltimore, Jr.
President and Chief Executive Officer(9)	2016	$333,693	(1)	$2,674,988	(4)		$14,134	$3,022,815
	2015	$870,994	(2)	$3,049,999	(5)	$943,804	$33,232	$4,898,029
	2014	$845,625	(3)	$2,649,992	(6)	$1,835,224	$31,212	$5,362,053

(1)
Increases in annual base salary for each NEO are effective on March 1 of each year, provided such increases are approved by the Compensation Committee. As a result, each NEO is compensated in January and February of each year at the annual base salary of the preceding year. As of March 1, 2016, the annual base salary for each NEO was as follows: Mr. Johnson—$405,746; Mr. Bierkan—$519,985; Ms. Hale—$472,713; and Mr. Baltimore—$901,500 (through May 11, 2016). In addition, as a result of the resignation of Mr. Baltimore and promotion of Mr. Bierkan to President and Chief Executive Officer, and Ms. Hale to Chief Operating Officer, on May 12, 2016, Mr. Bierkan and Ms. Hale received additional base salary increases to $700,000 and $575,000, respectively. On October 28, 2016, Mr. Johnson received an additional base salary increase to $500,000 in connection with his assumption of additional responsibilities as Executive Chairman of the Board.

(2)
Amounts represent two months compensation at the base salary level established March 1, 2014 and ten months compensation at the annual base salary effective on March 1, 2015. As of March 1, 2015, the annual base salary for each NEO was as follows: Mr. Johnson—$393,928; Mr. Bierkan—$504,840; Ms. Hale—$458,945; and Mr. Baltimore—$875,243.

(3)
Amounts represent two months compensation at the base salary level established March 1, 2013 and ten months compensation at the annual base salary effective on March 1, 2014. As of March 1, 2014, the annual base salary for each NEO was as follows: Mr. Johnson—$382,454; Mr. Bierkan—$490,136; Ms. Hale—$445,578; and Mr. Baltimore—$849,750.

(4)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 18, 2016, the restricted common shares granted pursuant to the executive pursuant to a retention award and performance units granted to the executive on May 23, 2016, calculated in accordance with FASB ASC Topic 718, except in the case of Mr. Baltimore who only received the restricted common shares granted on February 18, 2016. Mr. Baltimore forfeited these shares when he resigned from the Company on May 11, 2016. The restricted common shares granted on February 18, 2016 vest ratably on each of the first 16 quarterly anniversaries of the date of grant. For the grant dates and vesting conditions of the restricted common shares granted pursuant to the retention awards, see "Grants of Plan-Based Awards." The performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2016 Multi-Year Performance Equity Awards." The grant date fair values of the performance units, based upon the probable outcome of the performance conditions as of the grant date, are as follows: Mr. Johnson—$303,805; Mr. Bierkan—$520,315; and Ms. Hale—$458,455. Assuming that the highest performance conditions are met with respect to the performance units, the grant date fair value of the performance units, based on a closing price of $18.96 per common share on May 23, 2016, would be as follows: Mr. Johnson—$838,032; Mr. Bierkan—$1,435,272; and Ms. Hale—$1,264,632.

(5)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 20, 2015, calculated in accordance with FASB ASC Topic 718. The restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(6)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 7, 2014, calculated in accordance with FASB ASC Topic 718. The restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(7)
Represents the 2016 annual cash performance bonus for each NEO.

(8)
The amounts shown in the "All Other Compensation" column reflect, for each NEO, the following:

•
the value of premiums paid for health benefits provided by the Company. For the fiscal years ended December 31, 2016, 2015 and 2014, the value of the health and dental care premiums for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Baltimore, who premiums were only paid through May 2016) was $30,180, $28,293 and $26,316, respectively. Mr. Baltimore's health and dental care premiums in 2016 were $12,067;

•
the value of long-term, short-term and life insurance benefits provided by the Company. For the fiscal years ended December 31, 2016, 2015 and 2014, the value of the long-term, short-term and life insurance benefits for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Baltimore, who premiums were only paid through May 2016) was $1,455, $1,459 and $1,416, respectively. Mr. Baltimore's long-term, short-term and life insurance premiums in 2016 were $616;

•
parking benefits of $3,840, $3,480 and $3,480 for the fiscal years ended December 31, 2016, 2015 and 2014, respectively, for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Baltimore, whose parking benefit through May 2016 was $1,450);

•
for Ms. Hale only, health club premiums of $360, $360 and $135 for the fiscal years ended December 31, 2016, 2015 and 2014, respectively; and

  •
  for Ms. Hale and Mr. Bierkan, the value of the Company match in the Company's 401(k) plan, in the amounts of $10,600, $10,400 and $10,400 for the fiscal years ended December 31, 2016, 2015 and 2014 respectively. In addition, the Company made a contribution of $6,000 to Mr. Bierkan's 401(k) account to partially correct its administrative error resulting in underfunding of the account.

  The costs of the health, long-term disability, short-term disability and life insurance benefits, health club fees and 401(k) match are paid by the Company for all full-time employees.

(9)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016.

Grants of Plan-Based Awards

        The following table sets forth information concerning the grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2016.

									All Other Share Awards: Number of Shares or Share Units (#)
		Estimated Future Payouts Under Non-Share Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
											Grant Date Fair Value of Shares ($)
Name and Position	Grant Date	Threshold	Target	Maximum	Outperform	Threshold	Target	Maximum
Robert L. Johnson
Executive Chairman	2/18/16	$316,284	$527,141	$737,997	$948,853				34,438	(3)	$674,985	(8)
	5/23/16					7,367	29,467	44,200			$303,805	(9)
	10/31/16								91,277	(4)	$1,799,982	(8)
Ross H. Bierkan
President, Chief Executive Officer and Chief Investment Officer	2/18/16	$588,193	$905,731	$1,223,269	$1,540,808				43,367	(3)	$849,993	(8)
	5/23/16					12,617	50,467	75,700			$520,315	(9)
	8/2/16								72,300	(5)	$1,687,482	(8)
Leslie D. Hale
Chief Operating Officer, Chief Financial Officer, and Executive Vice President	2/18/16	$403,582	$672,637	$941,692	$1,210,747				43,367	(3)	$849,993	(8)
	5/23/16					11,117	44,467	66,700			$458,455	(9)
	8/2/16								69,248	(6)	$1,616,248	(8)
Thomas J. Baltimore, Jr.
President and Chief Executive Officer(7)	2/18/16	$901,500	$1,352,250	$1,803,000	$2,253,750				136,479	(3)	$2,674,988	(8)

(1)
These columns show the range of potential payouts for 2016 performance under our annual incentive cash bonus awards for our executive officers as described in the section titled "Annual Cash Bonus" in the Compensation Discussion and Analysis.

(2)
These columns show the range of potential payouts for performance units granted to our executive officers. Performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2016 Multi-Year Performance Equity Awards."

(3)
The awards of restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant. Mr. Baltimore forfeited these shares upon his resignation from the Company on May 11, 2016.

(4)
Represents restricted common shares granted pursuant to a retention award. The award vests ratably on each of the three anniversaries of October 31, 2016, provided the executive remains continuously employed through such date.

(5)
Represents restricted common shares granted pursuant to a retention award. The award vests ratably on each of the two anniversaries of August 2, 2016, provided the executive remains continuously employed through such date.

(6)
Represents restricted common shares granted pursuant to a retention award. The award vests ratably on each of the three anniversaries of August 2, 2016, provided the executive remains continuously employed through such date.

(7)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016.

(8)
Amounts represent the aggregate grant date fair value of shares granted to our NEOs during 2016, calculated in accordance with FASB ASC Topic 718.

(9)
Amounts represent the performance units granted to our named executive officers in May 2016, based upon the probable outcome of the performance conditions as of the grant date, calculated in accordance with FASB ASC Topic 718. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2016 Multi-Year Performance Equity Awards."

Outstanding Equity Awards at Fiscal Year-End December 31, 2016

        The following table sets forth the outstanding equity awards for each NEO as of December 31, 2016.

Name and Position	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(5)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)6)
Robert L. Johnson
Executive Chairman	52,875	(1)	$3,530,282	7,367	$180,418
	91,277	(2)
Ross H. Bierkan
President, Chief Executive Officer and Chief Investment Officer	65,034	(1)	$3,363,310	12,617	$308,990
	72,300	(3)
Leslie D. Hale
Chief Operating Officer, Chief Financial Officer and Executive Vice President	65,034	(1)	$3,288,566	11,117	$272,255
	69,248	(3)
Thomas J. Baltimore, Jr.
President and Chief Executive Officer(4)	N/A

(1)
Represents awards of restricted common shares that were granted on February 28, 2013, February 7, 2014, February 20, 2015 and February 18, 2016, all of which vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(2)
Represents restricted common shares granted pursuant to a retention award on October 31, 2016 which vest ratably on each of the three anniversaries of October 31, 2016, provided the executive remains continuously employed through such date.

(3)
Represents restricted common shares granted pursuant to a retention award on August 2, 2016 which vest ratably on each of the three anniversaries of August 2, 2016 for Ms. Hale, and, for Mr. Bierkan, vest ratably on each of the two anniversaries of such date, provided the executive remains continuously employed through such date.

(4)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016.

(5)
Value based on $24.49 per share, which was the closing price of our common shares on the NYSE on December 30, 2016, the last trading day of 2016.

(6)
Represents the grant of a threshold number of performance units that may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. The performance units vest over a four-year period, including a three-year performance-based vesting period ending on May 22, 2019, plus an additional one year time-based vesting period ending on May 22, 2020. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2016 Multi-Year Performance Equity Awards."

Vested Share Awards in 2016

        The following table sets forth the number and value of restricted common shares that vested during 2016 for each of our NEOs.

Name and Position	Number of Common Shares Acquired On Vesting(1) (#)	Value Realized on Vesting(2) ($)
Robert L. Johnson
Executive Chairman	79,492	$1,799,564
Ross H. Bierkan
President, Chief Executive Officer and Chief Investment Officer	83,966	$1,895,232
Leslie D. Hale
Chief Operating Officer, Chief Financial Officer and Executive Vice President	83,435	$1,883,699
Thomas J. Baltimore, Jr.
President and Chief Executive Officer(3)	—	—

(1)
Represents the vested portion of restricted common shares that were awarded to the NEO on March 2, 2012, February 28, 2013, February 7, 2014, February 20, 2015 and February 18, 2016. The restricted shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant. Also includes performance units granted on July 26, 2012, which were convertible to restricted shares contingent upon the achievement of specific performance goals and were issued on July 28, 2015. 50% of the shares vested immediately; the remaining 50% vested on July 28, 2016 and are reflected above.

(2)
Represents the value of vested shares calculated by multiplying the number of vested shares by the closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(3)
Mr. Baltimore resigned from his position as President and Chief Executive Officer on May 11, 2016 and forfeited his rights to any incentive awards that remained unvested as of such date.

Employment Agreements with our Named Executive Officers

  Robert L. Johnson

        On October 31, 2016, we entered into an amended and restated employment agreement with Robert L. Johnson, our Executive Chairman in connection with Mr. Johnson's increased responsibilities as Executive Chairman of the Board of Trustees of the Company. The amended and restated employment agreement entered into with Mr. Johnson supersedes the employment agreement previously entered into between the parties effective May 14, 2015. The amended and restated employment agreement has a five year term, expiring on October 31, 2021. If the parties fail to enter into a new agreement on or before the end of the term, Mr. Johnson's employment terminates at the end of the term.

        Our amended and restated employment agreement with Mr. Johnson provides for a base salary of $500,000 (which may be increased by the Compensation Committee), a target bonus of 125% of base salary (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. The agreement also provides for a retention award of $1,800,000 of time-based restricted stock. The retention award will vest in three annual installments, subject to Mr. Johnson's continued employment on the first, second and third anniversaries of the date of the Agreement, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Johnson continues to be eligible for the same benefits and is generally subject to the same material terms and conditions set forth in his prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Johnson's amended and restated employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Ross H. Bierkan

        On August 22, 2016, following his promotion to President and Chief Executive Officer, we entered into an amended and restated employment agreement with Ross H. Bierkan, formerly our Chief Investment Officer and Executive Vice President. Mr. Bierkan also continues to serve as the Company's Chief Investment Officer. The amended and restated employment agreement entered into with Mr. Bierkan supersedes the employment agreement previously entered into between the parties effective May 14, 2015. The amended and restated employment agreement has a two year term, expiring August 22, 2018, and provides that both parties may agree no later than 60 days prior to the last day of the initial term to renew the employment agreement for one year.

        Our amended and restated employment agreement with Mr. Bierkan provides for a base salary of $700,000 (which may be increased by the Compensation Committee), a target bonus of 150% of base salary (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. In connection with his promotion, Mr. Bierkan received a retention award of $2,250,000 that vests and is paid in two installments, subject to Mr. Bierkan's continued employment on the applicable vesting date, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control." The retention award is payable 75% in Company stock and 25% in cash.

        Mr. Bierkan continues to be eligible for the same benefits and is generally subject to the same material terms and conditions set forth in his prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Bierkan's amended and restated employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Leslie D. Hale

        On August 22, 2016, following her promotion to Chief Operating Officer, we entered into an amended and restated employment agreement with Leslie D. Hale, our Chief Operating Officer, Chief Financial Officer and Executive Vice President and formerly our Chief Financial Officer, Treasurer and Executive Vice President. The amended and restated employment agreement entered into with Ms. Hale supersedes the employment agreement previously entered into between the parties effective August 2, 2013. The amended and restated employment agreement has a three year term expiring August 22, 2019, with an automatic extension term of one additional year unless either we or Ms. Hale give 60 days' prior notice that the term will not be extended.

        Our amended and restated employment agreement with Ms. Hale provides for a base salary of $575,000 (which may be increased by the Compensation Committee), a target bonus of 125% of base salary (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. In connection with her promotion, Ms. Hale received a retention award of $2,155,000 that vests and is paid in three installments, subject to Ms. Hale's continued employment on the applicable vesting date, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control." The retention award is payable 75% in Company stock and 25% in cash.

        Ms. Hale continues to be eligible for the same benefits and is generally subject to the same material terms and conditions set forth in her prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Ms. Hale's amended and restated employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

Potential Payments upon Termination or Change-in-Control

  Various Termination Events

        The following discussion summarizes the amounts that we may be required to pay our NEOs in connection with the following termination events: (i) death or disability of the NEO; (ii) termination by us without "cause" or by the executive for "good reason" (including a termination at or after a "change in control" of the Company, with such term as defined in our 2015 Equity Incentive Plan); and (iii) the retirement of the NEO. The potential payments to our NEOs will vary depending on which one of these termination events occurs.

        Regardless of the reason for any termination of employment, each executive officer is entitled to receive the following benefits upon termination: (1) payment of any unpaid portion of such NEO's base salary through the effective date of termination; (2) reimbursement for any outstanding reasonable business expense; (3) continued insurance benefits to the extent required by law; and (4) payment of any vested but unpaid rights as may be required independent of the employment agreement.

  Termination by us for "Cause" or by the named executive officer without "Good Reason"

        If we terminate any NEO's employment agreement for "cause" or the NEO terminates his or her employment agreement without "good reason," the executive will only receive the benefits to be provided regardless of the reason for the termination of employment.

  Termination by us without "Cause" or by the named executive officer for "Good Reason"

        If we terminate any NEO without "cause" or an NEO terminates his employment for "good reason" during the initial term of their employment agreement, the executive will have the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that will consist of: (i) a pro-rata bonus for the year of termination based on the portion of the year that has elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in the 2015 Equity Incentive Plan) when satisfaction of the performance criteria is not required); (ii) continued payment by us of the NEO's base salary, as in effect as of the NEO's last day of employment, for a period of 36 months; (iii) continued payment for life and health insurance coverage for 24 months to the same extent we paid for such coverage immediately prior to termination; (iv) three times the NEO's target annual cash bonus for the year of termination; (v) vesting in any unvested portion of the retention award; and (vi) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive (except in the case of performance-based equity awards, accelerated vesting may be conditioned on the satisfaction of the performance criteria for such awards where the termination is not at or after a change in control). With respect to the employment agreements with Mr. Johnson and Mr. Bierkan, if both we and the NEO agree to renew the employment agreement for one year, and during such renewal term the NEO is terminated without "cause" or resigns for "good reason", the NEO will be entitled to the amounts set forth in the preceding sentence, except that continued base salary will be for a period of 24 months, and the NEO will receive two, rather than three, times the NEO' target annual bonus. With respect to the employment agreement with Ms. Hale, if the termination without cause is due to non-renewal by us of the initial term of the employment agreement for an additional one-year period, then Ms. Hale will be entitled to the payments above, except that continued payment of her base salary will be for a period of 24 months, and she will be entitled to two times her target annual cash bonus for the year of termination. The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

        Upon a termination by us without "cause" or if the NEO resigns for "good reason", the amended and restated employment agreements no longer provide for a payment of three times (or two times, in the case of a termination during the renewal term) the highest grant date fair value of the annual equity award received by the NEO in the prior three calendar years.

  Definitions of "Cause" and "Good Reason"

        For purposes of the employment agreements, the term "cause" means any of the following, subject to any applicable cure provisions: (a) the conviction of the executive of any felony; (b) gross negligence or willful misconduct in connection with the performance of the executive's duties; (c) conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of the executive at our expense; or (d) the material breach by the executive of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements with us. The term "good reason" under the employment agreements means any of the following, subject to any applicable cure provisions, without the executive's consent: (a) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive's position with us, or any other action by us that results in a substantial diminution of the executive's duties or responsibilities; (b) a requirement that the executive work principally from a location that is 30 miles further from the executive's residence than our address on the effective date of the executive's employment agreement; (c) a material reduction in the executive's aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets and excluding any reductions on account of the provisions of the employment agreement; or (d) any material breach by us of the employment agreement.

  Death or Disability

        If the NEO's employment terminates due to death or disability, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive, or in the case of death, the executive's estate is entitled to receive (i) payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death or disability regardless of whether the performance criteria has been satisfied, (ii) vesting of all unvested equity awards and (iii) vesting of any unvested portion of the retention award. The amended and restated employment agreements added the provision regarding accelerated vesting of the retention awards in the event of termination due to death or disability.

  Retirement

        If the NEO's employment terminates due to retirement, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive is entitled to receive payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of retirement to the extent the performance goals have been achieved and vesting of all unvested equity awards.

  Quantification of Benefits under the Termination Events

        The tables below set forth the amount that we would be required to pay each of the NEOs under the termination events described above.

Robert L. Johnson:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination on 12/31/2016		In Connection with a Change- in-Control on 12/31/2016		For Cause or Without Good Reason Termination on 12/31/2016(1)	Death or Disability on 12/31/2016		Retirement on 12/31/2016
Bonus earned in 2016	$377,599	(2)	$377,599	(2)	$—	$377,599	(2)	$377,599	(2)
Accelerated Vesting of Non-Vested Equity Awards	3,530,282	(3)	3,530,282	(3)	—	3,530,282	(3)	3,530,282	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	432,988		721,647		—	—		432,988
Medical and Insurance Benefits	—		—		—	—		—
Cash Severance	3,081,422		3,081,422		—	—		—

Total	$7,422,292		$7,710,950		$—	$3,907,881		$4,340,869

(1)
Upon termination for the indicated reasons, Mr. Johnson would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Johnson would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2016 Table) multiplied by the closing price of our common shares of $24.49 on December 30, 2016, the last trading day of 2016. Amount includes the restricted shares underlying the retention award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

Ross H. Bierkan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination on 12/31/2016		In Connection with a Change- in-Control on 12/31/2016		For Cause or Without Good Reason Termination on 12/31/2016(1)	Death or Disability on 12/31/2016		Retirement on 12/31/2016
Bonus earned in 2016	$664,802	(2)	$664,802	(2)	$—	$664,802	(2)	$664,802	(2)
Accelerated Vesting of Non-Vested Equity Awards	3,363,310	(3)	3,363,310	(3)	—	3,363,310	(3)	3,363,310	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	741,562		741,562		—	—		741,562
Accelerated Vesting of Cash Promotion Award	562,500		562,500		—	562,500		—
Medical and Insurance Benefits	63,270		63,270		—	—		—
Cash Severance	4,817,193		4,817,193		—	—		—

Total	$10,212,637		$10,212,637		$—	$4,590,612		$4,769,674

(1)
Upon termination for the indicated reasons, Mr. Bierkan would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Bierkan would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2016 Table) multiplied by the closing price of our common shares of $24.49 on December 30, 2016, the last trading day of 2016. Amount includes the restricted shares underlying the promotion award and the retention award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

Leslie D. Hale:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination on 12/31/2016		In Connection with a Change- in-Control on 12/31/2016		For Cause or Without Good Reason Termination on 12/31/2016(1)	Death or Disability on 12/31/2016		Retirement on 12/31/2016		Non-Renewal of Agreement on 12/31/2016
Bonus earned in 2016	$500,902	(2)	$500,902	(2)	$—	$500,902	(2)	$500,902	(2)	$500,902	(2)
Accelerated Vesting of Non-Vested Equity Awards	3,288,566	(3)	3,288,566	(3)	—	3,288,566	(3)	3,288,566	(3)	3,288,566	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	653,398		653,398		—	—		653,398		653,398
Accelerated Vesting of Cash Promotion Award	538,750		538,750		—	538,750		—		538,750
Medical and Insurance Benefits	63,270		63,270		—	—		—		63,270
Cash Severance	3,742,911		3,742,911		—	—		—		2,495,274

Total	$8,787,797		$8,787,797		$—	$4,328,218		$4,442,866		$7,540,160

(1)
Upon termination for the indicated reasons, Ms. Hale would receive (i) payment of any unpaid portion of her base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Ms. Hale would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2016 Table) multiplied by the closing price of our common shares of $24.49 on December 30, 2016, the last trading day of 2016. Amount includes the restricted shares underlying the promotion award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common shares that may be issued under our 2015 Equity Incentive Plan as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	3,874,542
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	3,874,542

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is currently composed of Messrs. Davis and La Forgia and Ms. McNeal, with Mr. La Forgia serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

        One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 with our management.

        The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company's independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Public Company Accounting Oversight Board Standard No. 16, Communications with Audit Committees.

        The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP from management and the Company.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements for 2016 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Trustees
ROBERT M. LA FORGIA (Chairman) NATHANIEL A. DAVIS GLENDA G. MCNEAL

        The Audit Committee Report above does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of RLJ Lodging Trust, L.P., which we refer to as the operating partnership, as of March 16, 2017 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units (the "OP units") are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814.

Name and Position	Number of Shares and OP Units Beneficially Owned	% of All Shares(1)	% of All Shares and OP Units(2)
Robert L. Johnson(3)	1,541,567	1.2%	1.2%
Ross H. Bierkan(4)	749,984	*	*
Leslie D. Hale(5)	374,884	*	*
Evan Bayh	31,693	*	*
Arthur Collins.	—	*	*
Nathaniel A. Davis	78,979	*	*
Robert M. La Forgia	28,579	*	*
Glenda G. McNeal	26,386	*	*
All trustees and executive officers as a group (8 persons)	2,874,445	2.3%	2.3%
More than Five Percent Beneficial Owners
The Vanguard Group—23-1945930(6)	19,292,967	15.5%	15.4%
Invesco, Ltd.(7)	9,572,085	7.7%	7.6%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(8)	9,436,115	7.6%	7.5%
BlackRock, Inc.(9)	10,972,206	8.8%	8.8%
Goldman Sachs Asset Management, L.P.(10)	13,397,956	10.8%	10.7%
FMR, LLC(11)	8,395,252	6.7%	6.7%
LaSalle Investment Management Securities, LLC(12)	6,953,054	5.6%	5.6%

*
Less than 1%

(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 124,607,620 common shares outstanding as of March 16, 2017 and (b) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). Amounts shown for individuals assume that all OP units held by the person have been redeemed for our common shares, and amounts for all trustees and executive officers as a group assume all OP units held by such persons, if any, have been redeemed for our common shares.

(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 124,607,620 common shares outstanding as of March 16, 2017 and (b) 558,750 limited partnership units outstanding as of March 16, 2017 (other than such units held by us).

(3)
Includes 335,250 OP units received by Mr. Johnson in connection with the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(4)
Includes 67,050 OP units received by Mr. Bierkan in connection with the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(5)
Includes restricted common shares subject to time vesting.

(6)
Based on information provided by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 9, 2017. The Vanguard Group, Inc. is the beneficial owner of 19,292,967 shares, of which it has sole voting power with respect to 307,237 shares, sole dispositive power with respect to 19,006,012 shares, shared voting power with respect to 146,430 shares and shared dispositive power with respect to 286,955 shares. The address of The Vanguard Group as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based on information provided by Invesco, Ltd. in a Schedule 13G/A filed with the SEC on February 14, 2017. Invesco, Ltd. is the beneficial owner of 9,572,085 shares, of which it has sole voting power with respect to 3,614,268 shares and sole dispositive power with respect to all of the shares. The address of Invesco, Ltd., as reported by it in the Schedule 13G/A, is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(8)
Based on information provided by Vanguard Specialized Funds—Vanguard REIT Index Fund (the "Vanguard REIT Index Fund") in a Schedule 13G/A filed with the SEC on February 9, 2017. The Vanguard REIT Index Fund has sole voting power with respect to all of the shares. The address of the Vanguard REIT Index Fund, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Based on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 25, 2017. BlackRock, Inc. is the beneficial owner of 10,972,206 shares, of which it has sole voting power with respect to 10,559,244 shares and sole dispositive power with respect to all of the shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(10)
Based on information provided by Goldman Sachs Asset Management, L.P. in a Schedule 13G filed with the SEC on February 10, 2017. Goldman Sachs Asset Management, L.P. is the beneficial owner of 13,397,956 shares, of which it has shared voting power with respect to 13,124,179 shares and sole dispositive power with respect to all of the shares. The address of Goldman Sachs Asset Management, L.P., as reported by it in the Schedule 13G, is 200 West Street, New York, NY 10282.

(11)
Based on information provided by FMR, LLC in a Schedule 13G filed with the SEC on February 13, 2017. FMR, LLC is the beneficial owner of 8,395,252 shares, of which it has sole voting power with respect to 6,113,190 shares and shared dispositive power with respect to all of the shares. The address of FMR, LLC as reported by it in the Schedule 13G, is 245 Summer Street, Boston, MA 02210.

(12)
Based on information provided by LaSalle Investment Management Securities, LLC in a Schedule 13G filed with the SEC on February 10, 2017. LaSalle Investment Management Securities, LLC is the beneficial owner of 6,953,054 shares, of which it has sole voting power with respect to 330,544 shares and shared dispositive power with respect to 6,622,510 shares. The address of LaSalle Investment Management Securities, LLC as reported by it in the Schedule 13G, is 100 East Pratt Street, Baltimore, MD 21202.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        The Board of Trustees has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee or all of the disinterested trustees of the Board of Trustees, and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company's Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

        Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to our chief compliance officer any proposed transaction with a related person. The Audit Committee will either approve, ratify or reject the transaction or refer the transaction to the full Board of Trustees or another appropriate committee, in its discretion. All related party transactions will be disclosed to the full Board of Trustees.

        The Audit Committee also will review the Company's Related Party Transactions Policy periodically and will report the results of such reviews to the Board.

Related Party Transactions

        The following information summarizes our transactions with related parties.

Employment Agreements

        We entered into an employment agreement with each of our NEOs effective upon completion of our IPO and have recently entered into amended and restated agreements with all of our NEOs. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive's employment under certain circumstances. For a description of these employment agreements, see "Compensation of Executive Officers—Employment Agreements with our Named Executive Officers" and "Compensation of Executive Officers—Potential Payments upon Termination or Change in Control."

Indemnification Agreements for Officers and Trustees

        We entered into indemnification agreements with each of our executive officers and trustees that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will have no obligation (1) to indemnify such trustee or executive officer for a proceeding by or in the right of the Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding or (2) to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the Maryland General Corporation Law ("MGCL") or as otherwise provided by our bylaws, our declaration of trust, a resolution of our Board or an agreement approved by our Board. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which such trustee or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, executive officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Registration Rights Agreement

        In connection with our formation transactions, our operating partnership issued an aggregate of 894,000 OP units to RLJ Development (an entity in which each of Messrs. Johnson, Baltimore and Bierkan hold an equity interest) as consideration for substantially all of its assets and liabilities. Upon completion of our IPO and our formation transactions, we entered into a registration rights agreement with RLJ Development relating to the OP units. Under the registration rights agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to cause to be filed a registration statement covering the resale of our common shares issuable, at our option, in exchange for OP units issued in our formation transactions. In addition, we are required, upon request from the parties subject to such registration rights agreement, to use our commercially reasonable efforts to register for resale the common shares issued in connection with the redemption of such OP units; provided, however, the holders of such common shares issued in connection with the redemption of OP units collectively may not exercise such registration rights more than once in any consecutive six month period. Under such registration rights agreement, such holders are entitled to receive notice of any underwritten public offering on behalf of investors in RLJ Lodging Fund II, L.P. (and its parallel fund) and RLJ Real Estate Fund III, L.P. (and its parallel fund) receiving our common shares in our formation transactions at least 10 business days prior to the anticipated filing date of such registration statement. Such holders may request in writing within five business days following receipt of such notice to participate in such underwritten public offering; provided that if the aggregate dollar amount or number of common shares as to which registration has been demanded exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting its success, the common shares issued in connection with the redemption of OP units may be excluded from such underwritten public offering. We have filed registration statements in satisfaction of the foregoing obligations that are currently effective.

Sublease Agreement with RLJ Companies

        In 2015, following the termination of a sublease with RLJ Companies for office space, we entered into an Executive Suite Agreement with RLJ Companies, pursuant to which RLJ Company subleases from us 2,497 rentable square feet of office space in our corporate headquarters for RLJ Companies' use. Under the terms of the Executive Suite Agreement, RLJ Companies pays us monthly rent in an amount equal to rent payable by us under the lease agreement with respect to the number of rentable square feet RLJ Companies occupies under the Executive Suite Agreement. RLJ Companies' obligation to pay rent includes the base rent and all additional rent payable with respect to such space under the lease (e.g., increases in real estate taxes and operating expenses). As of December 31, 2016, RLJ Companies subleased approximately rentable 2,497 square feet of office space from us. In 2017, the total amount payable by RLJ Companies under the Executive Suite Agreement is approximately $8,854.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

        Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during 2016, except for the following: in February 2016, the Company inadvertently filed a Form 4 one day late on behalf of Christopher Andrew Gormsen with respect to the disposition of shares; in November 2016, the Company inadvertently filed Form 4s five days late on behalf of Robert L. Johnson, Ross Bierkan, Leslie D. Hale and Christopher Andrew Gormsen with respect to the disposition of shares, and; in December 2016, the Company inadvertently filed a Form 4 one day late on behalf of Leslie D. Hale with respect to the disposition of shares.

Other Matters to Come Before the 2017 Annual Meeting

        No other matters are to be presented for action at the annual meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2018 Annual Meeting

        Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than November 28, 2017.

        In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2018 annual meeting must be received no earlier than October 29, 2017 and no later than November 28, 2017.

Householding of Proxy Materials

        If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to or call RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, Attention: Investor Relations (telephone number: 301-280-7774). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2017

        This Proxy Statement, our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2016 are available on our website at www.rljlodgingtrust.com under the Investor Relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

        Additional copies of this Proxy Statement, our Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2016 will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016 for a reasonable fee.

* * * *

By Order of the Board of Trustees,
Anita Cooke Wells Senior Vice President and Corporate Secretary

Bethesda, Maryland
March 28, 2017

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. g, INTERNET/MOBILE – www.proxypush.com/rlj Use the Internet to vote your Proxy until 11:59 p.m. (CT) on April 27, 2017. if PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your Proxy until 11:59 p.m. (CT) on April 27, 2017. IB MAIL – Mark, sign and date your Proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy card. The Board of Trustees Recommends a Vote FOR all the Listed Nominees and a Vote FOR Proposals 2 and 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Robert L. Johnson 05 Robert M. La Forgia 02 Ross H. Bierkan 06 Glenda G. McNeal 03 Evan Bayh 07 Arthur Collins 04 Nathaniel A. Davis 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. To approve (on a non-binding basis) the compensation of our named executive officers. Abstain Abstain For Against 3. For Against THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Address Change? Mark box, sign, and indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RLJ Lodging Trust ANNUAL MEETING OF SHAREHOLDERS Friday, April 28, 2017 11:30 a.m. Eastern Time Bethesda Residence Inn 7335 Wisconsin Avenue Bethesda, MD 20814 RLJ Lodging Trust 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814 proxy This Proxy is solicited by the Board of Trustees for use at the Annual Meeting on April 28, 2017. The common shares you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the Proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. By signing the Proxy, you revoke all prior proxies and appoint Robert L. Johnson and Ross H. Bierkan, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.